Exhibit 10.14

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT EAGLEROCK LAND, LLC TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into by and between Lea & Eddy Holdings, LLC, a Texas limited liability company (the “Company”), EagleRock Land, LLC, a Texas limited liability company (together with its direct and indirect subsidiaries and Affiliates (and including any other entity formed for the purposes of effecting an IPO (as defined below), as applicable,EagleRock”), and Robert W. Hunt Jr. (“Executive”), effective as of April 15, 2026 (the “Effective Date”). Prior to the IPO Effective Date (defined below), for purposes of this Agreement, EagleRock shall only be deemed a party to this Agreement for purposes of the Assignment contemplated below.

RECITALS

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement dated as of January 8, 2026 (as amended, the “Prior Agreement”);

WHEREAS, the Company and the Executive wish to make certain changes to the Prior Agreement, and enter into this Agreement, which shall amend and restate the Prior Agreement in its entirety as of the Effective Date;

WHEREAS, pursuant to Section 15 of the Prior Agreement, the Prior Agreement may be amended at any time by written agreement between the Company and the Executive;

WHEREAS, the Executive is currently employed by the Company, and the parties acknowledge and agree that, effective automatically upon the effectiveness of the Form S-1 registration statement of EagleRock filed in connection with the IPO (as defined below, with the date of such effectiveness, the “IPO Effective Date”), the Company shall assign this Agreement to EagleRock, after which EagleRock shall be deemed Executive’s employer for all purposes under this Agreement and EagleRock shall assume all rights, responsibilities and obligations of the “Company” party within the Agreement (the “Assignment”);

WHEREAS, the Assignment shall be deemed a springing assignment that is contingent upon and effective only upon the IPO Effective Date; and

WHEREAS, the Executive has also consented to the Assignment.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.

Employment; Title; Location. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as General Counsel of the Company. Executive’s principal place of employment shall be the Company’s offices in Houston, Texas, subject to customary business travel as may be required by Executive’s duties from time to time.

2.

Duties and Responsibilities. During the Employment Period, Executive shall devote Executive’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries and Affiliates, as may exist from time to time (collectively, the “Company Group”), and shall perform such duties and responsibilities as are customary for a General Counsel of a company of comparable size and complexity, including leading and supporting the Company’s general legal activities to become (or to cause EagleRock to become) publicly listed through transactions intended to result in the Company (or EagleRock) being publicly listed or an initial public offering of the Company or EagleRock (such event, an “IPO”) and any other capital markets initiatives. Upon the consummation of the IPO, Executive will transition to General Counsel of EagleRock. Executive acknowledges that no outcome of any capital markets transaction, including an IPO, is guaranteed. Executive shall comply with all lawful directives of the Company’s board of managers or comparable governing body (the “Board”) and all applicable written policies of the Company Group, in each case as may be in effect from time to time. Executive owes fiduciary duties (including duties of loyalty and disclosure) to each member of the Company Group. Notwithstanding the foregoing, Executive may, without violating this Agreement, (a) engage in charitable and civic activities, (b) as a passive investment, own publicly-traded securities in an amount not exceeding 5% of any class of securities of any one issuer, and (c) engage in other passive personal investment activities, in each case so long as such activities do not interfere with Executive’s duties hereunder, do not create a conflict of interest, and are not competitive with the business of the Company Group.

3.	Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company shall pay Executive an annualized base salary of $400,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable tax withholdings and deductions. The Base Salary may be reviewed and adjusted from time to time in the discretion of the Board or a committee thereof, but shall not be decreased except in connection with an across-the-board reduction affecting similarly situated executives.

(b) Equity Award. Upon the successful completion of an IPO of EagleRock or a successor thereto and subject to Executive’s continuous employment with the Company or EagleRock through the date thereof (the “Performance Condition”), EagleRock shall grant Executive a one-time bonus of $3,000,000, payable in cash or fully-vested shares of EagleRock, subject to EagleRock’s applicable equity incentive plan and a definitive award agreement approved by the EagleRock Board or the EagleRock Compensation Committee (the “Public Listing Bonus”), on terms no less favorable to Executive than that provided under this Agreement. Within thirty (30) days following the IPO of EagleRock, the Company’s Chief Executive Officer will provide Executive with a written notice that specifies whether the Public Listing Bonus will be paid in the form of cash, EagleRock shares or a combination of cash and EagleRock shares, with such decision regarding settlement to apply uniformly to all executive officers that are entitled to a “Public Listing

Bonus” within their individual employment agreements. The Public Listing Bonus, whether payable in cash or shares of EagleRock, shall be paid or issued to Executive in two tranches, with one-half (1⁄2) of such amount paid or issued within the first week of the fiscal quarter immediately following the quarter in which the IPO occurs and the remaining one-half (1⁄2) paid or issued within the first week of the fiscal quarter thereafter, but in all events no later than March 15 of such following calendar year. Further provided that settlement may occur at any time prior to such date, as determined by the Company’s Chief Executive Officer in its sole discretion. Notwithstanding the time of settlement provided within this paragraph, if applicable, the number of shares issuable pursuant to the Public Listing Bonus shall be determined by dividing the amount payable in shares by the offering price in connection with the IPO, with any fractional share rounded down to the nearest whole share. The Public Listing Bonus will be subject to applicable taxes and other withholdings; provided that, to the extent the Public Listing Bonus is payable in shares, Executive shall have the right to elect to have any applicable withholding satisfied through the withholding of shares based on their then fair market value. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment is terminated by the Company without Cause, or Executive resigns his employment for Good Reason, in either case prior to the occurrence of an IPO, then the Performance Condition shall be deemed satisfied notwithstanding such termination or resignation, and EagleRock shall grant Executive the Public Listing Bonus on the terms as otherwise provided for herein.

(c) Special Transaction Bonus. If, prior to the occurrence of an IPO, the Company or substantially all of its assets are sold, merged or otherwise undergo a merger, acquisition or similar transaction (other than an IPO) approved by the Board (a “Sales Transaction”), Executive shall be eligible to participate in any special transaction bonus program on terms similar to those applicable to other employees of the Company, in each case subject to approval by the Board and to Executive’s continued employment through the closing of the applicable Sales Transaction. Any such bonus shall be subject to applicable withholdings and plan/program terms.

(d) Benefits and Expenses. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs in which similarly situated Company employees are eligible to participate, subject to the terms and conditions of such plans and programs, as they may be amended from time to time. The Company shall reimburse Executive for reasonable and necessary business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies as in effect from time to time and applicable law.

(e) Public Listing Additional Bonus. Executive will be eligible to receive additional compensation (the “Public Listing Additional Bonus”) as set forth in Exhibit A.

4.

Term of Employment; At-Will Employment. Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated in accordance with Section 7 (the “Employment Period”). Executive’s employment is “at will,” meaning that either the Company or Executive may terminate employment at any time, with or without cause, and with or without notice, subject to the terms of this Agreement.

5.	Confidentiality; Intellectual Property; Return of Property.

(a) Confidential Information. Executive acknowledges that, during the Employment Period, Executive will be provided with, and will have access to, confidential, competitively valuable, non-public or proprietary information of the Company Group and third parties with whom any member of the Company Group has confidentiality obligations (collectively, “Confidential Information”). Except as permitted by this Agreement, required by law, rule, regulation, or pursuant to any subpoena, court or arbitral order, or authorized in writing by the Board, Executive shall not use or disclose to any third party any Confidential Information at any time, during or after the Employment Period, other than in connection with Executive’s employment by the Company, or otherwise for the benefit of the Company Group. Confidential Information includes, without limitation, trade secrets, business plans, strategies, financial data, pricing, customer and supplier information, legal analyses and strategies, and all non-public information concerning the business and affairs of the Company Group. Confidential Information shall not include information that is or becomes generally available to the public through no breach of this Agreement by Executive, that was available to Executive on a non-confidential basis before disclosure by or on behalf of the Company Group, or that becomes available to Executive on a non-confidential basis from a source not bound by confidentiality to the Company Group. Notwithstanding the foregoing, Executive shall be entitled to retain mental impressions of the Confidential Information, and such retained mental impressions shall not violate the terms of this Agreement.

(b) Whistleblower and Protected Activity. Nothing in this Agreement prohibits or restricts Executive from initiating communications with, cooperating with, providing information to, or otherwise assisting in an investigation by any governmental or regulatory authority; responding to any inquiry or legal process from any such authority; or making other disclosures protected under applicable whistleblower laws. Pursuant to the Defend Trade Secrets Act, Executive will not be held liable under any trade secret law for disclosures made (i) in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) under seal in a court filing, or (iii) to an attorney in a retaliation lawsuit for reporting a suspected violation of law.

(c) Work Product; IP Assignment. Executive shall promptly disclose and hereby assigns to the Company all right, title and interest in and to any and all inventions, works of authorship, developments, improvements, and other intellectual property conceived, developed, or reduced to practice by Executive alone or with others during the Employment Period that relate to the business of the Company Group or are created using Company Group resources, subject in all cases to applicable law.

(d) Return of Property. Upon the termination of employment or upon the Company’s request at any time, Executive shall promptly return to the Company all documents, data and other property of the Company Group (including all copies and electronic records) in Executive’s possession, custody or control.

6.	Restrictive Covenants.

(a) Non-Solicitation of Employees and Certain Business Relations. During the Employment Period and for twelve (12) months following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, (i) solicit for employment or engagement, hire, or induce to end their employment or engagement with any member of the Company Group any individual who is, or within the prior six (6) months was, an employee or contractor of any member of the Company Group with whom Executive worked or about whom Executive received Confidential Information; or (ii) knowingly interfere with, solicit to reduce or terminate, or attempt to adversely alter, any material business relationship between any member of the Company Group and any customer, supplier, or business partner with whom Executive had material dealings on behalf of the Company Group or about whom Executive received Confidential Information. The foregoing restrictions shall not apply to (i) general public solicitations and solicitations of employment agencies or “head-hunters”, in each case, that are not specifically targeted towards such Company Group individuals, and (ii) inquiries for employment first initiated by such Company Group individuals.

(b) Non-Disparagement. During the Employment Period and thereafter, Executive shall not make any statement intended, or reasonably likely, to disparage or harm the reputation of the Company or any other member of the Company Group or their respective officers, managers, directors or employees; provided that nothing in this Section 6(b) shall prohibit truthful statements required by law or protected activity under Section 5(b). The Company shall instruct its senior executives and members of the Board not to make public statements intended, or reasonably likely, to disparage or harm the reputation of Executive.

(c) Professional Responsibility; No Restriction on Practice of Law Where Prohibited. The parties acknowledge that Executive is an attorney licensed to practice law and that, to the extent applicable law or governing professional responsibility rules limit or prohibit restrictions on the practice of law, nothing in this Agreement is intended to, nor shall it, restrict Executive’s right to practice law in violation of such law or rules. The covenants in this Section 6 shall be interpreted and, if necessary, modified to comply with such law and rules.

7.	Termination of Employment.

(a)	Definitions. For purposes of this Agreement:

(i) “Cause” means: (A) Executive’s willful failure to substantially perform Executive’s duties (other than due to Disability) after written notice and a reasonable cure period; (B) Executive’s willful failure to comply in any material respect with a lawful directive of the Board; (C) Executive’s conviction of, plea of guilty or nolo contendere to, or imposition of unadjudicated probation for, any felony or any crime involving moral turpitude; (D) Executive’s unlawful use or possession of illegal drugs on Company premises or while performing duties; (E) Executive’s fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty with respect to the Company Group; or (F) Executive’s material breach of any agreement with or written policy of the Company Group, after written notice and a reasonable cure period if curable. Determinations of Cause shall be made by the Board in good faith.

(ii) “Good Reason” means, without Executive’s consent: (A) a material reduction in Base Salary or target annual bonus opportunity (other than an Across-the-Company Reduction affecting similarly situated executives); (B) a material diminution of Executive’s title, authority, duties, or responsibilities; or (C) a requirement that Executive relocate Executive’s principal work location more than fifty (50) miles from its then-current location; provided that Good Reason shall exist only if (1) Executive provides written notice to the Company of the existence of the condition within sixty (60) days of its initial occurrence; (2) the Company fails to cure such condition within thirty (30) days after receiving such notice; and (3) Executive resigns employment for Good Reason within thirty (30) days after the expiration of such cure period.

An “Across-the-Company Reduction” shall mean a general reduction in salaries of similarly situated senior executives employed by the Company.

Notwithstanding the foregoing provisions of Section 7(a)(ii) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(a)(ii) giving rise to Executive’s termination of employment must have arisen without Executive’s prior written consent; (B) Executive must provide written notice to the Board of the existence of such condition(s) within sixty days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty days following the Board’s receipt of such written notice; and (D) the date of Executive’s termination of employment must occur within thirty days following the expiration of the Board’s cure period in (C) of this paragraph.

(b) Termination. The Company may terminate Executive’s employment at any time with or without Cause, and Executive may resign employment at any time with or without Good Reason.

(c) Accrued Obligations. Upon any termination of employment, Executive shall receive: (i) any accrued but unpaid Base Salary through the termination date; (ii) reimbursement of any unreimbursed business expenses incurred in accordance with Company policy; and (iii) any benefits due under the Company’s employee benefit plans in accordance with the terms of such plans (collectively, the “Accrued Obligations”).

(d) Severance. Except as expressly set forth in Section 3(b) with respect to vesting of the Equity Award upon a termination of employment by Executive for Good Reason, no severance or separation benefits are provided under this Agreement unless otherwise provided in a separate written agreement executed by the Company and Executive.

8.

Dispute Resolution; Arbitration. Any dispute, controversy, or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or termination (“Dispute”) shall be finally settled by binding, confidential arbitration in Houston, Texas, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules then in effect. The arbitration shall be conducted before a single arbitrator selected in accordance with AAA rules. The arbitrator shall have authority to grant all remedies available at law or equity, including injunctive relief and specific performance. All Disputes must be arbitrated on an individual basis, and neither party shall have the right to arbitrate any Dispute as a class or collective action or in a representative capacity, or to participate as a class member in any such proceeding. The prevailing party in any arbitration shall be entitled to recover reasonable attorneys’ fees and costs as awarded by the arbitrator. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, either party may seek temporary or preliminary injunctive relief from a court of competent jurisdiction to enforce Sections 5 and 6 pending arbitration. This Section 8 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

9.

Withholdings; Deductions. The Company may withhold from any payments due to Executive all federal, state, local, or other taxes as required by law and make such other deductions as permitted or required by applicable law or authorized in writing by Executive.

10.

280G; Best Net. If any payments or benefits under this Agreement or otherwise constitute “parachute payments” under Section 280G of the Internal Revenue Code and would result in an excise tax under Section 4999, such payments or benefits shall be either (a) reduced to the extent necessary to avoid the excise tax or (b) paid in full, whichever yields the greater net after-tax benefit to Executive. Any reductions shall be made in a manner intended to maximize Executive’s economic position and in compliance with Section 409A (as defined below).

11.

Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code and related guidance (“Section 409A”), and shall be interpreted and administered accordingly. Each installment payment hereunder shall be treated as a separate payment for purposes of Section 409A. Any reimbursement or in-kind benefits subject to Section 409A shall be provided in a manner consistent with Treasury Regulation § 1.409A-3(i)(l)(iv). Notwithstanding anything to the contrary, to the extent required by Section 409A, if Executive is a “specified employee,” any payments on account of a separation from service that are non-qualified deferred compensation shall be delayed until the earlier of Executive’s death or six (6) months after separation from service. The Company makes no representation or warranty and shall have no liability for any taxes, penalties, or interest imposed on Executive under Section 409A.

12.

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles that would result in the application of the laws of any other jurisdiction. Subject to Section 8, the state and federal courts located in Houston, Texas shall have exclusive jurisdiction over any action permitted to be brought in court under this Agreement, and each party irrevocably submits to the jurisdiction and venue of such courts.

13.

Notices. All notices under this Agreement shall be in writing and shall be deemed duly given when delivered in person or by nationally recognized overnight courier, or on the second business day after deposit with such courier, to the addresses set forth below (or to such other address as a party may designate by notice to the other):

If to the Company:

EagleRock Land, LLC

9655 Katy Freeway, Suite 375

Houston, Texas 77024

Attn: Gregory Pipkin Jr.

If to Executive:

Robert W. Hunt Jr.

[***]

14.

Assignment. This Agreement is personal to Executive, and Executive may not assign any rights or obligations hereunder. The Company may assign this Agreement, without Executive’s consent, to any member of the Company Group or to any successor to or acquirer of all or substantially all of the equity, assets, or business of the Company. Notwithstanding the foregoing, the parties acknowledge and agree that the Company’s assignment of this Agreement to EagleRock shall occur automatically upon the IPO Effective Date, without any further action required by any party, and EagleRock shall thereupon assume all of Lea & Eddy Holdings, LLC’s rights, responsibilities, and obligations under this Agreement.

15.

Entire Agreement; Amendment. This Agreement, together with the Plan and any applicable award agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, representations, understandings, and agreements (including any offer letter) relating to such subject matter. This Agreement may be amended only by a written instrument signed by both parties.

16.

Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each other member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

17.

Waiver; Severability. No waiver of any breach of this Agreement shall be deemed a waiver of any subsequent breach. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall continue in full force and effect.

18.

Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, PDF, or by electronic signature service shall be deemed effective for all purposes.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the Effective Date.

LEA & EDDY HOLDINGS, LLC:

By:	/s/ Elo Peter Omavuezi
Name:	Elo Peter Omavuezi
Title:	Chief Financial Officer
Date:	April 15, 2026

EAGLEROCK LAND, LLC

By:	/s/ Greg Pipkin Jr.
Name:	Greg Pipkin Jr.
Title:	Chief Executive Officer
Date:	April 15, 2026

EXECUTIVE:

/s/ Robert W. Hunt Jr.
Robert W. Hunt Jr.
Date:	April 15, 2026

EXHIBIT A

[Omitted.]

EXHIBIT A